Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Trustees and Shareholders
Lexington Realty Trust:
We consent to the use of our report dated February 28, 2009, with respect to the consolidated balance sheet of Net Lease Strategic Asset Fund and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, changes in partners’ equity, and cash flows for the year then ended, and the related financial statement schedule as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

(signed) KPMG LLP
New York, New York
March 10, 2009